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                                                                   Exhibit 4.2


FIRST AMENDMENT TO 1997 EQUITY PARTICIPATION PLAN OF OWENS-ILLINOIS, INC.


                                FIRST AMENDMENT
                                      TO
                        1997 EQUITY PARTICIPATION PLAN
                            OF OWENS-ILLINOIS, INC.


     Pursuant to the authority reserved to the Compensation Committee (the "Committee") of the Board of Directors of Owens-Illinois, Inc. (the "Company") under Section 9.2 of the 1997 Equity Participation Plan of Owens-Illinois, Inc. (the "Plan"), the Committee hereby amends the Plan as follows:

     1. Section 7.1(a) of the Plan is amended to read, in its entirety, as follows:

     Section 7.1 - Award of Restricted Stock

            (a) The Committee may from time to time, in its absolute discretion:

                     (i) Select from among the key Employees (including Employees who have previously received Options under this Plan) such of them as in its opinion should be awarded Restricted Stock;

                    (ii) Determine the term of the restrictions placed on the Restricted Stock, provided, the term of such restrictions shall not be less than three (3) years, subject to the right of the Committee to grant Restricted Stock with a restriction period of less than three (3) years, but not less than one (1) year, if (A) the grant of the Restricted Stock is performance based, or (B) the total number of shares of non-performance based Restricted Stock granted under the Plan with a restriction period of less than three (3) years does not exceed five percent (5%) of the aggregate number of shares which may be issued under the Plan; and

                   (iii) Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock, consistent with this Plan.

      2. Section 7.4 of the Plan is amended to read, in its entirety, as follows:

      Section 7.4 - Restrictions

            All shares of Restricted Stock issued under this Plan (including any shares received by holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any

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      other form of recapitalization) shall, in the terms of each individual
      Restricted Stock Agreement, be subject to such restrictions as the Committee shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. Unless provided otherwise by the Committee, if no consideration was paid by the holder of Restricted Stock upon issuance, a holder of Restricted Stock's rights in unvested Restricted Stock shall lapse upon Termination of Employment.

      3. Section 7.6 of the Plan is amended to read, in its entirety, as follows:

      Section 7.6 - Repurchase of Restricted Stock

            The Committee may provide in the terms of each individual Restricted Stock Agreement that the Company shall have the right to repurchase from the holder of Restricted Stock the Restricted Stock then subject to restrictions under the Restricted Stock Agreement immediately upon a Termination of Employment between the holder of Restricted Stock and the Company, at a cash price per share equal to the price paid by the holder of Restricted Stock for such Restricted Stock; provided, however, that provision may be made that no such right of repurchase shall exist in the event of a Termination of Employment without cause, or following a change in control of the Company or because of the holder of the Restricted Stock's retirement, death or disability, or otherwise, and provided further that provisions may be made that the right of repurchase may be exercised at a price less than the price paid by the holder of Restricted Stock in the event of termination for cause, voluntary termination or otherwise.

      4. This First Amendment shall be effective as of December 19, 1997. In all other respects the Plan shall remain in full force and effect as originally adopted.

      IN WITNESS WHEREOF, the Committee has caused this First Amendment to be executed by a duly authorized officer of the Company as of the 19th day of December, 1997.

                                          OWENS-ILLINOIS, INC.

                                          By:  /s/ Thomas L. Young
                                               -------------------------
                                                Executive Vice President
Attest:

 /s/ James W. Baehren
-------------------------
      Assistant Secretary

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